Exhibit 99.1

FOR IMMEDIATE RELEASE

MAN SANG HOLDINGS, INC. ANNOUNCES

APPOINTMENT OF CHIEF FINANCIAL OFFICER

NEW YORK--(BUSINESS WIRE) — September 5, 2006 -- Man Sang Holdings, Inc. (the “Company”) (AMEX: MHJ), one of the world's largest purchasers and processors of Chinese cultured and freshwater pearls, announced today the appointment of Mr. PAK Wai Keung, Martin as the Chief Financial Officer (the “CFO”) of the Company, effective September 5, 2006. On the same day, the Company announced the resignation of Mr. HUNG Kwok Wing, Sonny as the interim CFO of the Company, who has served as the interim CFO during the transition period following the resignation of the Company’s former CFO, Mr. AU Moon Ying, Henry on August 18, 2006.

Mr. Pak Wai Keung, Martin, aged 43, joined the Company on August 28, 2006. He is responsible for the financial management of the Company. Prior to joining the Company, he was a group financial controller of several listed companies in Hong Kong. Mr. Pak has over 16 years of experience in the fields of professional accountings services, banking and financial management in Hong Kong, Singapore and the People’s Republic of China. He is a member of Hong Kong Institute of Certified Public Accountants.

Mr. Ricky Cheng, the Chairman of the Board said, “We welcome Mr. Martin Pak to join the Company as the Chief Financial Officer. With his sound professional experience in the financial management field, Martin is expected be a highly valuable and contributing member of the Company”.

Mr. Martin Pak said, “I’m pleased to have the opportunity to apply my professional accounting experience, financial management and corporate governance knowledge in assisting Man Sang to further growth.”

About Man Sang Holdings, Inc.

Man Sang Holdings, Inc. and its subsidiaries (together the “Man Sang Group”) are one of the world's largest purchasers and processors of Chinese cultured and freshwater pearls. The Man Sang Group is principally engaged in the purchasing, processing, assembling, merchandising and wholesale distribution of pearls, pearl jewelry and other jewelry products. In addition, the Man Sang Group owns and operates the Man Sang Industrial City, an industrial complex, located in Gong Ming Zhen, Shenzhen Special Economic Zone, PRC.

CONTACTS:

Man Sang Holdings, Inc. Mr. Sonny Hung (852) 2317 9369 E-mail: sonnyh@man-sang.com	The Altman Group, Inc. Patricia Baronowski (212) 400-2604 Email: pbaronowski@altmangroup.com